Exhibit (14)(a)
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2024, with respect to the consolidated financial statements of Blue Owl Capital Corporation II and subsidiaries, incorporated herein by reference, and our report dated July 2, 2024, with respect to the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP
New York, New York
July 2, 2024